EXHIBIT 99.1

QCR Holdings, Inc. Announces Earnings Results for the First Quarter of 2008

MOLINE, Ill., April 25, 2008 (PRIME NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced earnings for the first quarter ended March 31, 2008 of $686 thousand, which resulted in diluted earnings per share for common shareholders of $0.05. Earnings and diluted earnings per share for the fourth quarter of 2007 were $1.6 million and $0.29, respectively. For the same quarter one year ago, the Company reported earnings of $1.3 million and diluted earnings per share of $0.22.

"First quarter results were negatively impacted by an increase of approximately $1.7 million in provision for loan/lease losses over the prior quarter," stated Douglas M. Hultquist, President and CEO. "Of this increase, $1.1 million was the result of a large charge-off associated with a single lending relationship at First Wisconsin Bank & Trust. This loan was with a real estate developer that had a number of other development projects, not financed by First Wisconsin, go into receivership and the developer recently filed for bankruptcy protection. We believed that it was appropriate to fully provide for and charge off this credit in the first quarter." Mr. Hultquist added, "In light of the recent uncertainty in the national economy and its potential impact on our markets, we also took steps to increase the qualitative loan/lease loss reserve factors for each of our subsidiary banks and our leasing company. This adjustment led to the majority of the remaining increase in the provision."

Quarter-to-quarter net interest income increased by $692 thousand, or nearly 7.0%, as net interest margin improved for the fifth consecutive quarter to 3.13%, which represented a 6 basis point improvement from the prior quarter.

In addition, noninterest income increased $253 thousand, or 7.2%, from the previous quarter. The Company experienced solid growth in gains on sale of loans, earnings on the Company's investment in bank owned life insurance, and other miscellaneous sources. Offsetting these improved revenues was an increase in noninterest expenses of $801 thousand, or 7.7%, when compared to the prior quarter. The majority of the increased noninterest expense was the result of a $506 thousand increase in salary and benefits expense and a $162 thousand increase in professional and data processing fees.

"We are very pleased with the Company's continued improvement in net interest margin," stated Mr. Hultquist. "Despite the sharp decline in the interest rate environment over the past 6 months, the Company has successfully expanded margin. Additionally, growth in core deposits is a strong focus for 2008, and our talented team of bankers has helped us get off to a great start in this highly competitive market as they continue to generate new retail and commercial banking relationships while retaining and expanding our existing customer base."

During the first quarter of 2008, the Company's total assets increased at an annualized rate of 13.7%, or $50.6 million, to $1.53 billion from $1.48 billion at December 31, 2007. During this same period, loans/leases increased at an annualized rate of 16.0%, or $44.2 million, to $1.15 billion from $1.11 billion at December 31, 2007. Total deposits increased during the first quarter by $59.2 million, or an annualized rate of 25.5%, to $988.6 million at March 31, 2008. Stockholders' equity increased to $88.3 million, as compared to $86.1 million at December 31, 2007.

First quarter results for the Company's primary subsidiaries were as follows:

 * Quad City Bank & Trust, the Company's first subsidiary bank, had total consolidated assets of $869.0 million at March 31, 2008, which was an increase of $8.3 million from $860.7 million at
   December 31, 2007.  At March 31, 2008, Quad City Bank & Trust had
   net loans/leases of $645.0 million, which was an increase of
   $11.5 million from $633.5 million as of December 31, 2007.  During this same time period, deposits grew $26.7 million to
   $533.8 million.  The bank realized year-to-date earnings of
   $2.3 million for an improvement of $322 thousand, or 16.5%, from one year ago.

 * Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $411.2 million at March 31, 2008, which was an increase of
   $27.3 million from December 31, 2007.  At March 31, 2008, Cedar
   Rapids Bank & Trust had net loans of $300.4 million for an increase of $14.3 million from the end of 2007, while deposits of
   $279.9 million reflected an increase of $20.9 million for the quarter.  The bank realized year-to-date earnings of $642 thousand for an improvement of approximately $104 thousand, or 19.3%, from one year ago.

 * Rockford Bank & Trust, which opened in 2005, had total assets of
   $171.7 million at March 31, 2008, which was an increase of
   $13.9 million, or 8.8%, from December 31, 2007.  At March 31, 2008,
   Rockford Bank & Trust had net loans of $140.2 million and deposits of $128.8 million, which represented increases from
   December 31, 2007 of 8.9% and 7.1%, respectively.  The bank realized year-to-date after-tax net losses for 2008 in the amount of $46 thousand, which was a reduction of $193 thousand from the losses of $239 thousand for the same period in 2007.  Rockford Bank
   & Trust made significant progress in reaching break-even during
   2007 and has continued this into the first quarter of 2008, as the bank had positive net income for the month of March after provision and taxes.

 * First Wisconsin Bank & Trust, which began operations in 2006, had total assets of $76.9 million at March 31, 2008, which was an increase of $6.2 million from December 31, 2007.  At March 31,
   2008, First Wisconsin Bank & Trust had net loans of $54.7 million, which was an increase of $5.7 million from the end of 2007, while deposits of $47.8 million reflected a slight increase over the
   December 31, 2007 amount of $46 million.  After-tax net losses for the first quarter of 2008 were $1.1 million, which was a
   significant increase from the $277 thousand after-tax net loss for the same period in 2007.  The primary reason for this increase in net losses was the significant increase in provision for loan/lease losses related to the charge-off of a single commercial loan.

"We are very disappointed that the increased provision expense in the first quarter more than offset continued solid progress on improved net interest margin and overall improvements in core earnings," noted Todd A. Gipple, Executive Vice President, Chief Operating Officer and Chief Financial Officer. "Earnings before provision and taxes increased from $3.0 million for the fourth quarter of 2007 to $3.2 million for the first quarter of 2008, and increased by more than $900 thousand compared to the first quarter of 2007. While the increased provision expense in the first quarter was a setback, we continue to make steady progress on our plan to convert our investments in additional people, facilities and markets over the past several years into long-term improvements in earnings per share."

Nonperforming assets at March 31, 2008 were $11.7 million, which was an increase of $4.2 million from $7.5 million at December 31, 2007, and represented 0.77% of total assets as compared to 0.51% of total assets at December 31, 2007. The majority of this increase consisted of three unrelated commercial credits. Management believes that these loans are well collateralized and as a result, the Company has not provided significant specific reserves for these relationships. Maintaining credit quality remains a strong focus and management regularly monitors the Company's loan/lease portfolio and the level of allowance for loan/lease losses. We do not have any material direct exposure to sub-prime loan products as our residential real estate lending has been focused on secondary market conforming loan products to residential borrowers. Due to the current uncertainty regarding the national economy, management increased the qualitative factors applied to all loans within the subsidiary banks' reserve adequacy calculations. As a result, the Company's allowance for loan/lease losses to total loans/leases increased to 1.16% at March 31, 2008 from 1.09% at December 31, 2007.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company, which serves the Quad City, Cedar Rapids, Rockford and Milwaukee communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, and First Wisconsin Bank & Trust, which is based in Brookfield, Wisconsin and began operations in 2007, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois and commercial leasing through its 80% owned subsidiary, M2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of our strategy to establish denovo banks in new markets; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                         QCR HOLDINGS, INC.
                 CONSOLIDATED FINANCIAL HIGHLIGHTS
                            (Unaudited)

                                                 As of
                                   -----------------------------------
                                    March 31,  December 31, March 31,
                                      2008        2007        2007
                                   ----------- ----------- -----------
 (dollars in thousands,
  except share data)

 SELECTED BALANCE SHEET DATA
 Total assets                      $1,527,205  $1,476,564  $1,303,823
 Securities                        $  250,498  $  235,905  $  180,007
 Total loans/leases                $1,151,070  $1,106,900  $  990,865
 Allowance for estimated
  loan/lease losses                $   13,320  $   12,024  $   11,075
 Total deposits                    $  988,577  $  929,427  $  877,839
 Total stockholders' equity        $   88,282  $   86,066  $   72,367
 Common stockholders' equity       $   68,131  $   65,908  $   59,493
 Common shares outstanding          4,603,849   4,597,744   4,565,158
 Book value per common share       $    14.80  $    14.33  $    13.03
 Closing stock price               $    14.90  $    14.25  $    15.46
 Market capitalization             $   68,597  $   65,518  $   70,577
 Market price/book value               100.68%      99.41%     118.63%
 Full time equivalent employees           357         350         330
 Tier 1 leverage capital ratio           7.44%       7.40%       7.06%

                         QCR HOLDINGS, INC.
                 CONSOLIDATED FINANCIAL HIGHLIGHTS
                            (Unaudited)

                                                 As of
                                   -----------------------------------
                                    March 31,  December 31, March 31,
                                      2008        2007        2007
                                   ----------- ----------- -----------
 (dollars in thousands)

 ANALYSIS OF LOAN DATA
 Nonaccrual loans/leases           $   10,543  $    6,488  $    6,663
 Accruing loans/leases past
  due 90 days or more                     444         500         793
 Other real estate owned                  716         496          80
                                   ----------- ----------- -----------
 Total nonperforming assets        $   11,703  $    7,484  $    7,536

 Net charge-offs / (recoveries)
  (calendar year-to-date)          $      976  $    1,452  $      (56)

 Loan/lease mix:
  Commercial loans                 $  905,562  $  867,666  $  769,864
  Direct financing leases              70,186      68,732      59,231
  Real estate loans                    80,747      84,337      85,744
  Installment and other
   consumer loans                      94,575      86,165      76,026
                                   ----------- ----------- -----------
 Total loans/leases                $1,151,070  $1,106,900  $  990,865

 ANALYSIS OF DEPOSIT DATA
 Deposit mix:
  Noninterest-bearing              $  134,693  $  165,286  $  121,723
  Interest-bearing                    853,884     764,141     756,116
                                   ----------- ----------- -----------
 Total deposits                    $  988,577  $  929,427  $  877,839

 Interest-bearing deposit mix:
  Nonmaturity deposits             $  404,569  $  347,385  $  344,159
  Certificates of deposit             400,638     363,195     348,329
  Brokered certificates of deposit     48,677      53,561      63,628
                                   ----------- ----------- -----------
 Total interest-bearing deposits   $  853,884  $  764,141  $  756,116

                         QCR HOLDINGS, INC.
                 CONSOLIDATED FINANCIAL HIGHLIGHTS
                            (Unaudited)

                                         For the Quarter Ended
                                  -----------------------------------
                                    March 31, December 31, March 31,
                                     2008        2007        2007
                                  ----------- ----------- -----------
 (dollars in thousands,
  except per share data)

 SELECTED INCOME STATEMENT DATA
 Interest income                  $   22,335  $   22,635  $   19,942
 Interest expense                     11,733      12,725      11,608
                                  ----------- ----------- -----------
 Net interest income                  10,602       9,910       8,334
 Provision for loan/lease losses       2,272         596         406
                                  ----------- ----------- -----------
 Net interest income after
  provision for loan/lease losses      8,330       9,314       7,928
 Noninterest income                    3,761       3,508       3,128
 Noninterest expense                  11,172      10,371       9,201
                                  ----------- ----------- -----------
 Income before taxes                     919       2,451       1,855
 Minority interest in income of
  consolidated subsidiary                140         137          91
 Income tax expense                       93         704         501
                                  ----------- ----------- -----------
 Net income                       $      686  $    1,610  $    1,263

 Preferred stock dividends               446         268         268
                                  ----------- ----------- -----------
 Net income available to
  common stockholders             $      240  $    1,342  $      995

 Earnings per common
  share (basic)                   $     0.05  $     0.29  $     0.22
 Earnings per common
  share (diluted)                 $     0.05  $     0.29  $     0.22

 Earnings per common share
  (basic) LTM *                   $     0.86  $     1.03  $     0.61

 AVERAGE BALANCES
 Assets                           $1,495,265  $1,426,079  $1,286,150
 Deposits                         $  942,066  $  919,614  $  865,603
 Loans/leases                     $1,123,330  $1,067,103  $  975,044
 Total stockholders' equity       $   87,113  $   79,782  $   71,734
 Common stockholders' equity      $   66,961  $   66,592  $   58,856

 KEY RATIOS

 Return on average
  assets (annualized)                   0.18%       0.45%       0.39%
 Return on average common
  equity (annualized)                   4.10%       9.67%       8.58%
 Price earnings ratio LTM *            17.33 x     13.83 x     25.34 x
 Net interest margin (TEY)              3.13%       3.07%       2.87%
 Nonperforming assets /
  total assets                          0.77%       0.51%       0.58%
 Net charge-offs /
  average loans/leases                  0.09%       0.14%      -0.01%
 Allowance / total loans/leases         1.16%       1.09%       1.12%
 Efficiency ratio                      77.78%      77.29%      80.28%

 * LTM: Last twelve months

                         QCR HOLDINGS, INC.
                 CONSOLIDATED FINANCIAL HIGHLIGHTS
                            (Unaudited)

                                          For the Quarter Ended
                                   -----------------------------------
                                    March 31,  December 31, March 31,
                                      2008        2007        2007
                                   ----------- ----------- -----------
 (dollars in thousands,
  except share data)

 ANALYSIS OF NONINTEREST INCOME
 Merchant credit card fees,
  net of processing costs          $      487  $      483  $      382
 Trust department fees                    970         959         919
 Deposit service fees                     755         749         579
 Gain on sales of loans, net              340         254         275
 Securities gains (losses), net            --          --          --
 Gains on sale of foreclosed assets        --          --           2
 Gains on sale of other assets             --          --          --
 Earnings on cash surrender value
  of life insurance                       295         231         204
 Investment advisory and
  management fees                         415         442         376
 Other                                    499         390         391
                                   ----------- ----------- -----------
  Total noninterest income         $    3,761  $    3,508  $    3,128

 ANALYSIS OF NONINTEREST EXPENSE
 Salaries and employee benefits    $    6,966  $    6,460  $    5,555
 Professional and data
  processing fees                       1,257       1,095         928
 Advertising and marketing                320         412         238
 Occupancy and equipment expense        1,350       1,285       1,219
 Stationery and supplies                  143         160         155
 Postage and telephone                    272         251         254
 Bank service charges                     138         151         141
 FDIC and Other Insurance                 332         313         166
 (Gains) losses on disposal
  of fixed assets                          --         (16)        239
 Other                                    394         260         306
                                   ----------- ----------- -----------
  Total noninterest expenses       $   11,172  $   10,371  $    9,201

 WEIGHTED AVERAGE SHARES
 Common shares outstanding (a)      4,602,166   4,596,788   4,564,664
 Incremental shares from
  assumed conversion:
   Options and Employee Stock
    Purchase Plan                       7,677      11,239      25,202
                                   ----------- ----------- -----------
 Adjusted weighted
  average shares (b)                4,609,843   4,608,027   4,589,866

 (a)Denominator for Basic Earnings Per Share
 (b)Denominator for Diluted Earnings Per Share

CONTACT: QCR Holdings, Inc.
         Todd A. Gipple, Executive Vice President
          Chief Financial Officer
         (309) 743-7745